UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                 SCHEDULE 13G/A
                                 --------------

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                         Ambassadors International, Inc.
                  --------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                  --------------------------------------------
                         (Title of Class of Securities)


                                   023178-10-6
                  --------------------------------------------
                                 (CUSIP Number)


     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

     CUSIP NO. 023178-10-6            13G/A
               -----------
     ______________________________________________________________________
      1 | NAME OF REPORTING PERSON
        | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        |
        |  Peter V. Ueberroth
     ___|__________________________________________________________________
      2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [ ]
        |                                                     (b) [X]
     ___|__________________________________________________________________
      3 | SEC USE ONLY
     ___|__________________________________________________________________
      4 | CITIZENSHIP OR PLACE OF ORGANIZATION
        |
        | California
     ___|__________________________________________________________________
                    | 5 | SOLE VOTING POWER
     NUMBER OF      |   |
                    |   | 1,353,575
     SHARES         | __|__________________________________________________
                    | 6 | SHARED VOTING POWER
     BENEFICIALLY   |   |
                    |   | 0
     OWNED BY       | __|__________________________________________________
                    | 7 | SOLE DISPOSITIVE POWER
     EACH           |   |
                    |   | 1,353,575
     REPORTING      | __|__________________________________________________
                    | 8 | SHARED DISPOSITIVE POWER
     PERSON WITH    |   |
                    |   | 0
     _______________|___|__________________________________________________
      9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        |
        |1,353,575
     ___|__________________________________________________________________
     10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        | SHARES*
        |
        | X
     ___|__________________________________________________________________
     11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        |
        | 13.7%
     ___|__________________________________________________________________
     12 | TYPE OF REPORTING PERSON*
        |
        | IN
     ___|__________________________________________________________________

                       *SEE INTRUCTION BEFORE FILLING OUT!

                             Page 2 of 4 pages

                                 SCHEDULE 13G/A


     ITEM 1.   (a)  Name of Issuer:
                      Ambassadors International, Inc.

               (b)  Address of Issuer's Principal Executive Office:
                      110 South Ferrall Street, Spokane, Washington 99202

     ITEM 2.   (a)  Name of Person Filing:
                      Peter V. Ueberroth

               (b)  Address of Principal Business Office, or, if none,
                    Residence:
                      The Contrarian Group, 1017 Camelback Street,
                      Suite 111, Newport Beach, CA 92660

               (c)  Citizenship:
                      California

               (d)  Title of Class of Securities:
                      Common Stock

               (e)  CUSIP Number:  023178-10-6

     ITEM 3.        Statement filed pursuant to Rule 13d-1(b), or 13d-2(b):
                      Not applicable

     ITEM 4.        Ownership:

               (a)  Amount Beneficially Owned:
                      1,353,575

               (b)  Percent of Class:
                      13.7%

               (c)  Number of shares as to which such person has:

                    (i)    sole power to vote or to direct the vote:
                             1,353,575

                    (ii)   shared power to vote or to direct the vote:
                             0

                    (iii)  sole power to dispose or to direct the
                           disposition of:
                             1,353,575

                    (iv)   shared power to dispose or to direct the
                           disposition of:
                             0

                                Page 3 of 4 pages

     ITEM 5.        Ownership of Five Percent or Less of a Class:
                      Not applicable

     ITEM 6.        Ownership of More than Five Percent on Behalf of
                    Another Person:
                      Not applicable

     ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
                      Not applicable

     ITEM 8.        Identification and Classification of Members of the
                    Group:
                      Not applicable

     ITEM 9.        Notice of Duration of Group:
                      Not applicable

     ITEM 10.       Certification:
                      Not applicable



     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   1/31/99
                                   ----------------------------------------
                                   Date


                                   /s/Peter V. Ueberroth
                                   ----------------------------------------
                                   Signature


                                   Peter V. Ueberroth
                                   ----------------------------------------
                                   Name/Title





                                Page 4 of 4 pages